Page 1

                         OWENS MORTGAGE INVESTMENT FUND,
                        a California Limited Partnership

Prospectus Supplement Dated November 15, 2000 to Prospectus Dated April 28, 2000

I. Amendment to Fourth Amended and Restated Limited Partnership Agreement (Exhibit A to Prospectus)

     The Fourth Amended and Restated Limited Partnership Agreement was further amended and restated on November 10, 2000. A summary of the changes made follows:

     Definition of "Acquisition and Origination Fee", page A-2

     The words "other than the Partnership" were removed in the second line of the definition.

     Definition of 'Carried Interest', page A-3

     The definition of Carried Interest was amended to read: "Carried Interest (previously called "Promotional Interest") means a Partnership Interest held by the General Partner, which participates in all allocations and distributions, equal to one half (1/2) of one percent (1%) of the aggregate Capital Accounts of the Limited Partners, said Carried Interest being an expense of the Partnership, subject to the limitation set forth in Article
     IX. 1. (c) of this Agreement."

     Definition of 'Promotional Interest', page A-4

     The definition of Promotional Interest was removed.

     Change of 'Promotional Interest' to 'Carried Interest'

     The use of the term 'Promotional Interest' was changed to 'Carried Interest' in the following Articles of the Limited Partnership Agreement:
     1) Article III. 1.- last sentence (page A-5); 2) Article VIII. 2. (b) - second to last sentence (page A-15); and 3) Article IX. 1. (e) - first sentence (page A-16).

     Investment and Operating Policies, page A-12

     Article VI. 1. (Investment and Operating Policies) - the percentage of Capital Contributions to be committed to Investment in Mortgages was changed from 84% to 86.5% in the first sentence.

     Transactions Between the Partnership and the General Partner, page A-16

     Article IX. 1. (c) was revised to read as follows: "Carried Interest (previously the "Promotional Interest"). The Carried Interest can only be taken if a minimum of 86.5% of Capital Contributions are committed to Investment in Mortgages."

II. Amendment to Subscription Agreement and Power of Attorney (Exhibit B to Prospectus)

     The Subscription Agreement was amended on November 10, 2000. A summary of the changes made follows:

     Article 1 Subscription and Article 2 Representations by the Undersigned, page B-1

     The first sentence of Article 1 and subsection (c) of Article 2 were revised to include the minimum purchase of Units for residents of North Carolina of 2,500 Units and $2,500, respectively.



                         OWENS MORTGAGE INVESTMENT FUND,
                        a California Limited Partnership

Prospectus Supplement Dated November 15, 2000 to Prospectus Dated April 28, 2000


III. Changes to the Body of the Prospectus

     The following changes have been made to the body of the Prospectus primarily as a result of the changes to the Fourth Amended and Restated Limited Partnership Agreement set forth above.

     Carried Interest

     The change in the term "Promotional" to "Carried" Interest in Exhibit A resulted in the following changes:

     1) Page 1 under "Compensation to General Partner", third bullet down after the first paragraph, changed to "The Carried Interest (formerly the "Promotional Interest")";

     2) Page 18 under "Capitalization of Partnership", first sentence after "excluding" changed to "the cash contributions and carried interests of the General Partner,";

     3) Page 18 under "Capital Contribution of the General Partner", the entire paragraph changed as follows: "The General Partner is required to contribute to capital 1/2 of 1% of the aggregate capital accounts of the limited partners and, as of December 31, 1999, has contributed $1,074,614. In addition, the General Partner is entitled to a carried interest (formerly "promotional interest") of 1/2 of 1% of the aggregate capital accounts of the limited partners. As of December 31, 1999, the General Partner had been credited with $1,074,614 from such interest. If the maximum 77,656,111 Units is sold in the present offering, the General Partner will contribute an additional $388,281 and will be credited with an additional $388,281 from the carried interest. If less than the maximum number of Units is sold, those amounts will be correspondingly less."

     4) Page 18 under "Compensation to General Partner", second sentence, the words "or carried interest from the Partnership" were removed.

     5) Page 19, top of page, "Promotional Interest" changed to "Carried Interest" in the title and throughout the following paragraph. In addition, in the same paragraph, "Based upon the Partnership's investment in mortgages of a minimum of 86.5% of capital contributions," was added before the first sentence and the second sentence was removed.

     6) Page 20 in "Table of Compensation and Reimbursed Expenses" under "Form of Compensation", page 27 in "Selected Financial Data", and page 63 in first paragraph under "Distributions", second to last sentence, "Promotional Interest" changed to "Carried Interest".

     Minimum Units for North Carolina Residents

     The minimum Units required for residents of North Carolina of 2,500 was added on the cover of the Prospectus under "Offering", third bullet, and at the top of page 67 after "Units ($2,000)".

     Use of Proceeds

     On page 3 under "Use of Offering Proceeds", the amount the Partnership will receive if the maximum amount of the offering is sold has been changed to "$77,656,111".

     On page 16 under "Use of Proceeds", the percentage of capital contributions to be committed to investment in mortgages was changed from 84% to 86.5% in the first sentence of the first paragraph.